MONTHLY REPORT - SEPTEMBER, 2011


                          TriView Global Fund, LLC

             The net asset value of a unit as of September 30, 2011

                was $947.81, up 0.5% from $943.33 per unit

                             as of August 31, 2011.



                     STATEMENT OF CHANGES IN NET ASSET VALUE



                                               Current Period      Year to Date

Net Asset Value (1,399.503 units) at         $   1,320,189.51          2,000.00

   August 31, 2011

Addition of 191.747 units on September 1,          180,880.64      1,580,213.77
   2011

Redemption of 0.000 units on September 30,               0.00         (1,985.64)
   2011

Net Income (Loss)                                    7,127.26        (72,030.72)
                                              ----------------  ---------------
Ending Net Asset Value (1,591.250 units)     $   1,508,197.41      1,508,197.41
   at September 30, 2011                      ================  ===============

Net Asset Value per Unit at
   September 30, 2011                        $         947.81


                        STATEMENT OF INCOME AND EXPENSE

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $      32,179.94        (8,360.01)
         closed contracts

      Change in unrealized gain (loss) on open      (3,300.00)            0.00
         contracts

   Interest income                                       3.04             5.10
                                               ---------------  ---------------
Total: Income                                       28.882.98        (8,354.91)

Expenses:
   Brokerage commissions                             8,251.18        16,411.18
   Operating expenses                                4,976.86        21,400.90
   Incentive fee                                         0.00             0.00
   Management fee                                    3,675.13        11,306.08
   Continuing service fee                                0.00             0.00
   Organizational & offering expenses                4,852.55        14,557.65
                                               ---------------  ---------------
Total: Expenses                                     21,755.72        63,675.81
                                               ===============  ===============
Net Income(Loss) - September, 2011            $      7,127.26       (72,030.72)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         General Partner/CPO
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President